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                                                                    EXHIBIT 99.1


Tuesday November 16, 8:05 am Eastern Time

Company Press Release

SOURCE: Hollis Eden Pharmaceuticals, Inc.

Hollis-Eden Pharmaceuticals Adopts Stockholder
Rights Plan

SAN DIEGO, Nov. 16 /PRNewswire/ -- Hollis Eden Pharmaceuticals, Inc. (Nasdaq:
HEPH - news) today announced the adoption of a Stockholder Rights Plan by its Board of Directors under which all stockholders of record as of November 29, 1999 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all of the Company's shareholders to realize the full value of their investment and to provide fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Hollis-Eden. Hambrecht & Quist LLC advised the board of Hollis-Eden with respect to the adoption of this plan. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights may be exercised only if an individual or group acquires 15% or more of the Company's Common Stock or announces a tender offer for 15% or more of the Company's Common Stock. If an individual or entity acquires 15% or more of Hollis-Eden's Common Stock, all other rights holders become entitled to acquire Hollis-Eden Common Stock at a discount. The effect will be to discourage acquisitions of 15% or more of Hollis-Eden's Common Stock without negotiations with the Company's Board of Directors.

The rights will trade with the Company's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Hollis-Eden's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15% of the Company's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company engaged in the development of products for the treatment of infectious diseases and immune systems disorders. The company is currently testing its lead drug candidate, HE2000, in HIV/AIDS patients both in South Africa and the United States. HE2000 appears to act by a novel mechanism that targets the host cell and may alter the immune system in HIV-positive patients rather than directly acting on the virus. For more information regarding Hollis-Eden, contact the company's website at www.holliseden.com.

Statements made in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to successfully complete pivotal

                                       1.
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clinical trials, the Company's future capital needs, the Company's ability to obtain additional funding and required regulatory approvals, the development of competitive products by other companies, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

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